Exhibit 99.1

Second Sight Medical Products, Inc. Reports Inducement Grants Under NASDAQ Listing Rule 5635(c)(4)

Sylmar, CA, December 4, 2015 – Second Sight Medical Products, Inc. (NASDAQ: EYES) ("Second Sight" or "the Company"), a developer, manufacturer and marketer of implantable visual prosthetics to provide some useful vision to blind patients, announced today that on December 1, 2015, the Board of Directors approved the grant of 190,000 inducement restricted stock units (“RSUs”) to Will McGuire, the Company's Chief Executive Officer. The award will vest over four years, with 25 percent (25%) of the underlying shares vesting on August 18, 2016, the first anniversary of Mr. McGuire’s employment with the Company, and in twelve equal installments of six and one quarter percent (6.25%) on the next twelve quarterly periods thereafter. Each RSU unit, upon vesting, entitles Mr. McGuire to receive one share of the common stock of the Company. The grant is being made as an inducement material to Mr. McGuire’s acceptance of employment with the Company, in accordance with NASDAQ Listing Rule 5635(c)(4). Vesting of the award is also subject to Mr. McGuire’s continuous service with the Company through each vesting date.

About the Argus II® Retinal Prosthesis System

Second Sight's Argus II System provides electrical stimulation that bypasses the defunct retinal cells and stimulates remaining viable cells inducing visual perception in individuals with severe to profound Retinitis Pigmentosa. The Argus II works by converting images captured by a miniature video camera mounted on the patient's glasses into a series of small electrical pulses, which are transmitted wirelessly to an array of electrodes implanted on the surface of the retina. These pulses are intended to stimulate the retina's remaining cells, resulting in the perception of patterns of light in the brain. The patient then learns to interpret these visual patterns, thereby regaining some visual function. The Argus II is the first artificial retina to receive widespread approval, and is offered at approved centers in Canada, France, Germany, Italy, Netherlands, Saudi Arabia, Spain, Switzerland, Turkey, United Kingdom, and the U.S.

About Second Sight

Second Sight's mission is to develop, manufacture and market innovative implantable visual prosthetics to enable blind individuals to achieve greater independence. Second Sight has developed and manufactures the Argus® II Retinal Prosthesis System. Enrollment is underway in a trial to test the safety and utility of the Argus II in individuals with Dry Age-Related Macular Degeneration. Second Sight is also developing the Orion™ I Visual Cortical Prosthesis to restore some vision to individuals who are blind due to causes other than preventable or treatable conditions. U.S. Headquarters are in Sylmar, CA, and European Headquarters are in Lausanne, Switzerland. For more information, visit www.secondsight.com.

Investor Relations:

Institutional Investors
In-Site Communications, Inc.
Lisa Wilson, President

212-452-2793

lwilson@insitecony.com

or

Individual Investors
MZ North America
Matt Hayden, Chairman

949-259-4896
matt.hayden@mzgroup.us